CDI Corp. Reports Fourth Quarter, Full Year 2003
                    Financial Results and Announces Dividend

    PHILADELPHIA, Feb. 25 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the fourth quarter and for the full year ended December 31, 2003 and announced a quarterly cash dividend.
    For the quarter ended December 31, 2003, the company reported net earnings of $5.0 million, or $0.25 per diluted share, on revenues of $256.4 million. Net earnings from continuing operations decreased 18.7% versus the fourth quarter 2002. The company also announced a quarterly dividend of $0.09 per share to be paid to all shareholders of record as of March 9, 2004. The dividend will be paid on March 23, 2004.
    For the year ended December 31, 2003, the company reported net earnings of $22.5 million, or $1.14 per diluted share, on revenues of $1.1 billion. For the year ended December 31, 2002, the company reported a net loss of $9.4 million, or $0.48 per diluted share, on revenues of $1.2 billion. This net loss included a previously disclosed after-tax impairment charge of $14 million ($0.71 per diluted share), reflecting a required change in accounting for goodwill; income from discontinued operations of $0.5 million ($0.03 per diluted share); and after-tax restructuring and event-driven charges of $13.3 million ($0.68 per diluted share).
    "2003 was a challenging year as geopolitical events and corporate scandals roiled the economy. Regardless, we were able to deliver a substantial increase on profitability for the year," said President and Chief Executive Officer Roger H. Ballou. "Our business model, predicated on operational efficiency and financial discipline, delivered growth in profit, increasing operating profit margins by 250 basis points to 3.1% and pre-tax returns on average shareholders' equity by 910 basis points to 11.3% for the year. In addition, CDI ended the year with approximately $73 million in cash and short-term investments leaving us sufficient resources to fund future growth. CDI paid shareholders a special dividend of $2.00 per share and two quarterly dividends of $0.09 per share during the second half of 2003," said Ballou. "Operationally, we remain sound with our break-even level at approximately $850 million and essentially no debt.
    "Our revenue in 2003, however, was soft as a number of customers in our vertical markets cut capital spending and reduced staffing levels due to the uncertain economy," said Ballou. "The fourth quarter was adversely impacted by a major setback suffered by a customer in our life sciences business and expenses related to the cancellation of their capital project. Aside from this loss, which is not expected to reoccur, results for the fourth quarter were consistent with our expectations and followed normal seasonal patterns."

    Business Unit Discussion
    Operating profits at CDI Professional Services improved sequentially $0.6 million or 11.3% during the fourth quarter 2003, resulting from lower operating costs that more than offset deterioration in direct margin due to a seasonal fall off in high margin permanent placements. AndersElite, CDI's business in the United Kingdom, continued to have strong revenue performance.
    Operating profits at CDI Project Management declined sequentially $0.8 million or 19.8% during the fourth quarter 2003. This decline was directly attributable to the cancellation of a capital project from the previously mentioned client that resulted in a pre-tax loss of approximately $1.0 million.
    Todays Staffing operating profits declined sequentially $1.1 million during the fourth quarter 2003 almost entirely due to volume-based reductions in revenue as a result of persistent softness in staffing demand, which was prevalent throughout the year, as well as normal year-end seasonality.
    Operating profits at Management Recruiters International declined sequentially $0.7 million during the fourth quarter 2003 resulting from a continuing weakness in the permanent placement job market exacerbated by normal seasonal declines.

    Corporate Summary
    Corporate overhead costs were flat sequentially reflecting continued spending discipline in the company's headquarter operations.

    Business Outlook
    "Looking ahead, in keeping with normal seasonal patterns, we would expect our revenues in the first quarter of 2004 to be relatively flat compared to the fourth quarter of 2003, but we hope to see a small upturn," said Ballou. "We are cautiously optimistic that the economy will continue to improve and, eventually, translate into increased capital investment and hiring. Regardless of the economy, we will continue to refine our business model and go-to-market strategy to sustain profitable growth. We hope to grow organically by 5% this year."

    Financial Tables Follow

    Conference Call/Webcast
    CDI Corp. will conduct a conference call at 11 a.m. (EST) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

    Company Information
    CDI Corp. (NYSE: CDI) is a Fortune 1000 professional services and engineering and IT outsourcing company. Its subsidiaries include Todays Staffing, and Management Recruiters International, the world's largest executive search and recruitment organization. Visit CDI on the web at www.cdicorp.com

                            Safe Harbor Statement
    Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)
                             For the three months ended For the years ended
                                    December 31,           December 31,
                                    2003     2002       2003        2002
    Revenues                    $ 256,439  270,138    1,060,314  1,169,475
    Cost of services              196,628  199,414      803,490    864,682
    Gross profit                   59,811   70,724      256,824    304,793
    Operating and administrative
     expenses                      53,030   60,847      223,774    284,282
    Restructuring                    (212)       -         (143)    12,551
    Loss on sale of assets              -        -            -      1,259
    Operating profit                6,993    9,877       33,193      6,701
    Interest income, net             (257)    (132)      (1,053)      (115)
    Earnings from continuing
     operations before income taxes,
     minority interests and cumulative
     effect of accounting change    7,250   10,009       34,246      6,816

    Income tax expense              2,240    3,847       11,700      2,599
    Earnings from continuing
     operations before minority
     interests and cumulative effect
     of accounting change           5,010    6,162       22,546      4,217
    Minority interests                  -        -            -        135
    Earnings from continuing
     operations before cumulative
     effect of accounting change    5,010    6,162       22,546      4,082

    Discontinued operations, net of
     tax                                -      102            -        527
    Cumulative effect of accounting
     change, net of tax                 -        -            -    (13,968)
    Net earnings (loss)         $   5,010    6,264       22,546     (9,359)
    Diluted earnings (loss) per
     share:
    Earnings from continuing
     operations before
     cumulative effect
     of accounting change       $    0.25     0.31         1.14       0.21
    Discontinued operations,
     net of tax                 $       -     0.01            -       0.03
    Cumulative effect of
     accounting change, net
     of tax                     $       -        -            -      (0.71)
    Net earnings (loss)         $    0.25     0.32         1.14      (0.48)
    Diluted number of shares       20,043   19,658       19,771     19,579

                                                         December 31,
                                                   2003              2002
    Selected Balance Sheet Data:
    Cash, cash equivalents and short-term
     investments                                $  72,836            99,625
    Accounts receivable, net                    $ 199,630           189,557
    Accounts receivable as a % of revenues           18.8%             16.2%
    Current assets                              $ 289,694           314,881
    Total assets                                $ 401,562           432,774
    Current liabilities                         $  95,756           116,481
    Shareholders' equity                        $ 296,861           307,801

                             For the three months ended  For the years ended
                                     December 31,           December 31,
                                    2003     2002         2003       2002
    Selected Cash Flow Data:
    Depreciation expense         $  2,405    4,001       11,863     24,457
    Capital expenditures         $  2,981    3,386       14,757     10,144
    Dividends paid               $  1,759        -       42,419          -
    Selected Earnings and Other
     Financial Data:
    Revenues                     $256,439  270,138    1,060,314  1,169,475
    Gross profit                 $ 59,811   70,724      256,824    304,793
    Gross profit margin              23.3%    26.2%        24.2%      26.1%
    Operating and administrative
     expenses as a percentage of
     revenue                         20.7%    22.5%        21.1%      24.3%
    Corporate expenses           $  2,960    3,915       12,951     17,990
    Corporate expenses as a
     percentage of revenue            1.2%     1.4%         1.2%       1.5%
    Operating profit margin           2.7%     3.7%         3.1%       0.6%
    Effective income tax rate        30.9%    38.4%        34.2%      38.1%
    Pre-tax return on shareholders'
     equity - last twelve
     months (a)                       N/A      N/A         11.3%       2.2%
     (a) Current quarter combined with the three preceding quarters earnings from continuing operations before income taxes, minority interests and cumulative effect of accounting change divided by the average shareholders' equity. Included in pre-tax earnings (loss) in the previous twelve months for the 2003 and 2002 calculations are ($0.1) and $21.4 million, respectively, of pre-tax restructuring and event-driven (income) expenses.

                            For the three months ended  For the years ended
                                     December 31,         December 31,
                                    2003      2002        2003    2002
    Selected Segment Data:
    Professional Services
    Revenues                     $ 141,660  141,874     564,790  622,931
    Gross profit                    27,946   29,954     114,131  123,838
    Gross profit margin               19.7%    21.1%       20.2%    19.9%
    Operating profit                 5,779    3,988      19,799    6,880
    Operating profit margin            4.1%     2.8%        3.5%     1.1%
    Project Management
    Revenues                     $  72,061   75,322     302,902  311,256
    Gross profit                    16,032   18,956      68,913   75,365
    Gross profit margin               22.2%    25.2%       22.8%    24.2%
    Operating profit                 3,147    4,754      16,352    9,423
    Operating profit margin            4.4%     6.3%        5.4%     3.0%
    Todays Staffing
    Revenues                     $  30,664   34,840     135,746  149,387
    Gross profit                     8,135    9,412      37,339   41,501
    Gross profit margin               26.5%    27.0%       27.5%    27.8%
    Operating profit                   862    2,206       6,371    1,486
    Operating profit margin            2.8%     6.3%        4.7%     1.0%
    Management Recruiters International
    Revenues                      $ 12,054   18,102      56,876   85,901
    Gross profit                     7,698   12,402      36,441   64,089
    Gross profit margin               63.9%    68.5%       64.1%    74.6%
    Operating profit                   165    2,844       3,622    6,902
    Operating profit margin            1.4%    15.7%        6.4%     8.0%

SOURCE  CDI Corp.
    -0-                             02/25/2004
    /CONTACT: Vincent Webb, Vice President, Corporate Communications and Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI/
    /Web site:  http://www.cdicorp.com /
    (CDI)
CO:  CDI Corp.
ST:  Pennsylvania
IN:  CPR ITE
SU:  ERN ERP MAV CCA DIV